Exhibit 5


                                  March 1, 2004

General Electric Company
3135 Easton Turnpike
Fairfield, CT 06828


           This opinion is furnished in connection with the registration by General Electric Company (the "Company"), a New York corporation, pursuant to the Registration Statement on Form S-3 (the "Registration Statement") to be filed on March 1, 2004 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of up to 7,000,000 shares of common stock of the Company, $0.06 par value per share (the "Shares").

           As Corporate & Securities Counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued and fully paid and non-assessable shares of Common Stock of the Company. My opinion is limited to matters governed by the Federal laws of the United States of America and the laws of the State of New York.

           I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement and to the references to my name in the prospectus constituting a part of such Registration Statement under the heading "Legal Matters."




                                        Very truly yours,

                                        /s/ Thomas J. Kim

                                        Thomas J. Kim